UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/21/2005

CAREMARK RX INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-14200

DE	63-1151076
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

211 Commerce Street, Suite 800, Nashville, TN 37201
(Address of Principal Executive Offices, Including Zip Code)

615-743-6600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On August 16, 2005, Caremark Rx, Inc. (the "Company") entered into an amendment to an employment agreement with Howard A. McLure as further described under Item 5.02 below and which description is incorporated by reference in its entirety into this Item 1.01.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 27, 2005, the Company filed a Current Report on Form 8-K disclosing that, as of June 21, 2005, Howard A. McLure was named as its Senior Executive Vice President and Chief Operating Officer and Peter J. Clemens IV was named as its Executive Vice President and Chief Financial Officer. On August 16, 2005, the Company entered into that certain Second Amendment to Amended and Restated Employment Agreement (the "Second Amendment") with Mr. McLure and that certain Second Amendment to Employment Agreement with Mr. Clemens.

Mr. McLure's employment agreement (the "Employment Agreement"), which became effective on December 3, 2001, provides that he will serve as an officer of the Company on an "at will" basis. The agreement provides for an annual base salary, subject to periodic review and adjustment. In addition, the agreement provides that Mr. McLure is eligible to receive an annual performance bonus with a stated target of up to 75% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. On April 14, 2003, Mr. McLure's employment agreement was amended (the "First Amendment") to provide that Mr. McLure is eligible to receive an annual performance bonus with a stated target of up to 100% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment.

On August 16, 2005, the Company amended Mr. McLure's employment agreement to reflect his new position as Senior Executive Vice President and Chief Operating Officer and to increase his base salary effective as of June 21, 2005. Each of the foregoing descriptions of the Employment Agreement, the First Amendment and the Second Amendment is qualified in its entirety by reference to the Employment Agreement, the First Amendment and the Second Amendment, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 herewith and are incorporated herein by reference. Additional information with respect to Mr. McLure's terms of employment is set forth in the Company's Proxy Statement under "Employment Agreements With Named Executive Officers" and is incorporated herein by reference.

Mr. Clemens and the Company are parties to an employment agreement, which became effective on July 14, 2000 and was amended on April 14, 2003 and August 16, 2005. As amended, Mr. Clemens's employment agreement provides that he will serve as Executive Vice President and Chief Financial Officer of the Company on an "at will" basis. The agreement provides for an annual base salary, subject to periodic review and adjustment. In addition, the agreement provides that Mr. Clemens is eligible to receive an annual performance bonus with a stated target of up to 75% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. Mr. Clemens also is eligible for other benefits customarily provided by the Company to its executive employees.

The employment agreement for Mr. Clemens also contains provisions regarding pay and benefits upon certain termination and Change in Control events (as such term is defined in the employment agreement) which are normally found in executive employment agreements, as well as noncompete, nonsolicitation and nondisclosure provisions. If Mr. Clemens is terminated for Cause (as such term is defined in the employment agreement) or by resignation, disability or death, he is entitled to salary through the termination date and certain benefits and payments under applicable benefit plans and policies. If Mr. Clemens is terminated without Cause, he is entitled to salary and bonus for one year in a lump sum and continued benefits for one year. Following a Change of Control, if a successor employer does not confirm assumption of the employment agreement, Mr. Clemens is entitled to salary and bonus for two years in a lump sum and continued benefits for two years.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit No.                  Description

----------------          -----------------
EX-10.1                  Amended and Restated Employment Agreement, dated December 31, 2001, by and between the Company and Howard A. McLure, filed as Exhibit 10.9 to Amendment No. 2 to the Company's Registration Statement on Form S-4 (Registration No. 333-109519), filed with the Securities and Exchange Commission on December 23, 2003, and hereby incorporated by reference herein.

EX-10.2                  First Amendment to Amended and Restated Employment Agreement, dated April 14, 2003, by and between the Company and Howard A. McLure.

EX-10.3               Second Amendment to Amended and Restated Employment Agreement, effective June 21, 2005, by and between the Company and Howard A. McLure.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CAREMARK RX INC

Date: August 17, 2005.	By:	/s/ Howard A. McLure
Howard A. McLure
Senior Executive Vice President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
EX-10.2	First Amendment to Amended and Restated Employment Agreement, dated April 14, 2003, by and between the Company and Howard A. McLure.
EX-10.3	Second Amendment to Amended and Restated Employment Agreement, effective June 21, 2005, by and between the Company and Howard A. McLure.